Exhibit 99.1

Press Release

Pike Electric Names Jim Turner to its Board of Directors

MOUNT AIRY, N.C. – September 17, 2012 – Pike Electric Corporation (NYSE: PIKE), one of the nation’s leading energy solutions providers, today announced that its board of directors elected James L. Turner as a director.

Mr. Turner, age 53, currently serves as an executive mentor with Merryk & Co., a leading global business leader mentoring firm. Previously, Mr. Turner was Group Executive of Duke Energy Corporation and President and Chief Operating Officer of Duke Energy’s U.S. Franchised Electric and Gas business. Prior to the merger of Duke Energy and Cinergy Corp., Mr. Turner served as President of Cinergy and, prior to that, as Executive Vice President and Chief Financial Officer of Cinergy.

“We are very pleased to welcome Jim to the Pike board,” said J. Eric Pike, chairman and chief executive officer of Pike. “The Company will greatly benefit from his service on the board given his background, particularly his professional experience in the energy industry. I am confident that his guidance will be invaluable to us going forward.”

About Pike Electric Corporation

Pike Electric Corporation is a leading provider of energy solutions to over 300 investor-owned, municipal and cooperative utilities in the United States. Our comprehensive services include facilities planning and siting, permitting, engineering, design, installation, maintenance and repair of electric and communication infrastructure. Our common stock is traded on the New York Stock Exchange under the symbol PIKE. For more information, visit us online at www.pike.com.

Investor Relations Contact:

(336) 719-4622

IR@pike.com